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                                  Exhibit 99.1



Immediate Release                                                   NEWS RELEASE
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                             Contact: Joseph C. Horvath, Chief Financial Officer
                                                     717-264-7161 Extension 4465


                Craig R. Stapleton Elected to Board of Directors
                            of TB Wood's Corporation

      Chambersburg, PA, January 20, 2004---TB Wood's Corporation (NASDAQ: TBWC) announced that its Board of Directors has elected Craig R. Stapleton as a director, effective January 16, 2004. Mr. Stapleton is a member of the Third Class of the Board of Directors, who serve for a term ending at the 2004 Annual Meeting of Stockholders or until their respective successors have been elected and have been qualified.

      Mr. Stapleton was a director of TB Wood's from 1996 to 2001, at which time Mr. Stapleton resigned as a director in order to assume his appointment as United States Ambassador to the Czech Republic from 2001 to 2003. Prior to assuming his duties in the Czech Republic, Mr. Stapleton was a real estate executive, serving from 1982 as President of Marsh and McLennan Real Estate Advisors, Inc., New York, New York, a wholly owned subsidiary of the Marsh and McLennan Companies. Mr. Stapleton also previously served on the Board of Directors of Alleghany Properties, Cornerstone Properties, Security Capital Corporation and Sonoma West.

      TB Wood's (www.tbwoods.com) is an established designer, manufacturer and marketer of electronic and mechanical industrial power transmission products, which are sold to North American and international manufacturers and users of industrial equipment. Headquartered in Chambersburg, Pennsylvania, the Company operates production facilities in the United States, Mexico, Germany, Italy and India.

      This press release contains statements that are forward looking within the meaning of applicable securities laws. These statements include or imply projections of future performance that are based upon the Company's expectations and assumptions. These expectations and assumptions, as well as the Company's future performance are subject to a number of risks and uncertainties. Factors that could cause actual results to differ from projected results are discussed in various of the Company's documents filed with the SEC.